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                                                                   EXHIBIT 10.29

                             STOCKHOLDERS AGREEMENT


         THIS STOCKHOLDERS AGREEMENT (this "Agreement") is made as of this 20th day of February, 2004, by and between Revlon, Inc., a Delaware corporation (the "Company"), and Fidelity Management & Research Co., a Delaware corporation ("Fidelity").

                              W I T N E S S E T H:

         WHEREAS, on February 11, 2004, the Company's Board of Directors (the "Board of Directors") approved the Company's entering into exchange offers (the "Exchange Offers") and related transactions, as more fully described in the Fidelity Support Agreement (as defined below) and the term sheet attached as Exhibit A to the Fidelity Support Agreement (the "Term Sheet"), in order to reduce the indebtedness of Revlon Consumer Products Corporation, the Company's wholly-owned subsidiary ("Products Corporation"), by issuing shares of the Company's Class A common stock, with a par value of $0.01 per share ("Class A Common Stock"), in exchange for or upon conversion of, as applicable, certain outstanding indebtedness of Products Corporation, and the Company's Series A and Series B preferred stock;

         WHEREAS, on February 11, 2004, the Company and Fidelity entered into a support agreement (as amended, the "Fidelity Support Agreement") pursuant to which Fidelity agreed to tender into the Exchange Offers all of the Initial Fidelity Notes (as defined in the Fidelity Support Agreement) held by it and its affiliates or consolidated funds in exchange for shares of Class A Common Stock, with any accrued and unpaid interest on such Exchange Notes exchangeable for, at the option of Fidelity, shares of Class A Common Stock or cash; and

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         WHEREAS, pursuant to the terms and provisions of the Fidelity Support
Agreement, the parties desire to enter into this Agreement to memorialize certain agreements between Fidelity and the Company.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Fidelity do hereby agree as follows:


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          1.1 Committees. Within 30 days of the date of the consummation of the
Exchange Offers, the Company shall, as authorized by Article IV of its By-laws, establish and maintain a nominating and corporate governance committee in accordance with the New York Stock Exchange Listed Company Manual (the "NYSE Listed Company Manual").

          1.2 Independent Directors. Following the consummation of the Exchange Offers, the Company shall maintain a majority of independent directors (each an "Independent Director") on its Board of Directors, each of whom meets the "independence" criteria as set forth in Section 303A.02 of the NYSE Listed Company Manual; provided, however, that for purposes of this Agreement any Fidelity Appointee (as defined in the Term Sheet) shall be deemed an Independent Director without regard to such criteria.

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        2. RELATED PARTY TRANSACTIONS.

           2.1 Transactions with Affiliates. Immediately following the consummation of the Exchange Offers, the Company shall not conduct any business or enter into any transactions or series of related transactions with (i) any affiliate (other than the Company's Subsidiaries) or (ii) a legal or beneficial owner of 10% or more of the voting power of the Voting Stock or an affiliate of such owner (other than the Company's Subsidiaries), other than any transaction
(A) contemplated by the Fidelity Support Agreement or pursuant to agreements or arrangements entered into prior to the date of the Fidelity Support Agreement and disclosed to Fidelity, (B) described in the Company's proxy statement or other periodic public filings with the Securities and Exchange Commission on or prior to the date hereof, or (C) specifically permitted by Section 4.08 of each of the indentures of Products Corporation, as supplemented, amended or otherwise modified from time to time, pursuant to which the Exchange Notes were issued and are governed (the "Indentures") (for purposes of this Section 2.1 only, any reference to Products Corporation in Section 4.08 of the Indentures, with respect to transactions with affiliates, shall refer to the Company) unless, (y) with respect to a transaction or series of related transactions, other than the purchase or sale of inventory in the ordinary course of business, involving aggregate payments or other consideration in excess of $5.0 million, such transaction or series of related transactions has been approved by all of the Independent Directors of the Board of Directors, and (z) with respect to a transaction or series of related transactions, other than the purchase or sale of inventory in the ordinary course of business, involving aggregate payments or other consideration in excess of $20.0 million, such transaction or series of related transactions has been determined, in the written opinion of a nationally recognized, investment banking firm, to be fair, from a financial point of view, to the Company.

        As used in this Agreement the term Subsidiary shall mean any corporation, limited liability company or other person of which shares of stock or other ownership interests having a majority of the general voting power in electing the board of directors thereof or other persons performing a similar function are, at the time of which any determination is being made, owned by the Company either directly or through its Subsidiaries and any partnership in which the Company or any Subsidiary is a general partner.

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     3. REPRESENTATIONS AND WARRANTIES. The parties represent and warrant to each other with respect to themselves as of the date hereof as follows:

        3.1 Organization. Such party (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all corporate power and authority to consummate the transactions contemplated by this Agreement.

        3.2 Due Authorization. Such party has the requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder, and has taken all necessary corporate action, required for the due authorization, execution, delivery and performance by it of this Agreement.

        3.3 Due Execution; Enforceability. This Agreement has been duly and validly executed and delivered by such party and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        3.4 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder by such party will not (a) conflict with or result in any breach of any provision of such party's certificate of incorporation, or by-laws, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which it is a party or by which any of its properties or assets are bound, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, federal and state securities laws and regulations) applicable to it or by which any of its properties or assets are bound or affected, except in the case of clauses
(b) or (c), where such conflicts or violations would not prevent or materially delay its ability to consummate the transactions contemplated by this Agreement.

     4. MISCELLANEOUS.

        4.1 Termination. Unless provisions of this Agreement are earlier terminated pursuant to their terms or as agreed to by the parties hereto, this Agreement shall terminate and shall be of no further force or effect (x) from and after the consummation of the Exchange Offers, at such time as Fidelity ceases to be a beneficial owner of at least 5% of the Company's outstanding Voting Stock, or (y) June 30, 2004, in the event that the Exchange Offers have not been consummated by such time.

        4.2 Limitation on Borrowings in Fidelity Support Agreement. Fidelity and the Company agree that, notwithstanding anything to the contrary in the Fidelity Support Agreement,

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the Borrowing Limitation (as defined in the Fidelity Support Agreement) shall survive the termination of the Fidelity Support Agreement and shall terminate upon termination of this Agreement.

        4.3 Titles. The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        4.4 Counterparts. This Agreement may be executed in two or more counterparts, which may be by facsimile, each of which shall be an original, but all of which together shall constitute one instrument.

        4.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to its laws relating to conflicts of laws). The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County (or, if such court lacks jurisdiction, any other court of the State of Delaware) and/or the courts of the United States of America located in the State of Delaware for any actions, suits or proceedings out of or relating to this Agreement and the transactions contemplated hereby. The parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which he may have now or hereafter to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        4.6 Entire Agreement; Amendment. This Agreement and the Fidelity Support Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof. This Agreement and the Fidelity Support Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter but do not supersede any existing confidentiality agreements between the parties hereto. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by the written consent of the parties hereto.

        4.7 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally, (ii) by facsimile transmission, (iii) mailed (first class postage prepaid) or (iv) emailed to the parties at the following addresses, facsimile numbers or email addresses:

        If to the Company:

                 Revlon, Inc.
                 237 Park Avenue
                 New York, NY
                 Attention:  Robert K. Kretzman

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                 Executive Vice President and Chief Legal Officer
                 Facsimile: 212-527-5693
                 Email:  robert.kretzman@revlon.com

        With one copy (which shall not constitute notice) to:

                 Skadden, Arps, Slate, Meagher & Flom LLP
                 Four Times Square
                 New York, New York 10036
                 Attention: J. Gregory Milmoe
                 Facsimile: 212-735-2000
                 email: jmilmoe@skadden.com

        If to Fidelity:

                 Fidelity Management & Research Co.
                 c/o Fidelity Investments
                 82 Devonshire Street E31C
                 Boston, MA  02109
                 Attention:  Nate Van Duzer
                 Assistant General Counsel
                 Facsimile: (617) 476-5174

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        With one copy (which shall not constitute notice) to:

                 Kramer Levin Naftalis & Frankel LLP
                 919 Third Avenue
                 New York, N.Y. 10022
                 Attention: Mitchell Seider
                 Facsimile: (212) 715-7582
                 Email:  mseider@kramerlevin.com

or at such other address as the parties shall have furnished to each other in writing:

        4.8 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns and no other person will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

        4.9 Specific Performance. The parties hereto acknowledge that, in view of the uniqueness of the arrangements contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms and, therefore, agree that each party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity. To the extent any of the parties may be entitled to the benefit of any provision of law requiring any party in any suit, action or proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby to post security for litigation costs or otherwise post a performance bond or guaranty or to take any similar action, each party hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of any such jurisdiction.

        4.10 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or

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unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law that renders any such provision prohibited or unenforceable in any respect.


                            [Execution Page Follows]


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                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.


                                     FIDELITY MANAGEMENT & RESEARCH
                                     CO., a Delaware corporation

                                     By: /s/ Thomas Soviero
                                        -------------------------------------
                                        Name:  Thomas Soviero
                                        Title: Portfolio Manager


                                     THE COMPANY:

                                     REVLON, INC., a Delaware corporation

                                     By: /s/ Robert K. Kretzman
                                        -------------------------------------
                                        Name:  Robert K. Kretzman
                                        Title: Executive Vice President,
                                               General Counsel and Chief Legal
                                               Officer



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